Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 26, 2024, with respect to the consolidated financial statements included in the Annual Report of Augmedix, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Augmedix, Inc. on Forms S-3 (File No. 333-272081, 333-266299 and 333-264337) and on Forms S-8 (File No. 333-272593, 333-266301 and 333-251317).

/s/ GRANT THORNTON LLP

San Jose, CA
March 26, 2024